Exhibit 10.3

FINAL

AMENDMENT NO. 1

TO THE

NORTHWEST AIRLINES, INC.

2003 LONG TERM CASH INCENTIVE PLAN

(Effective as of April 14, 2008)

This AMENDMENT NO. 1 TO THE NORTHWEST AIRLINES, INC. 2003 LONG TERM CASH INCENTIVE PLAN (the “Amendment”) is hereby adopted and approved by the Compensation Committee of Board of Directors of Northwest Airlines Corporation (the “Northwest Airlines Corp.”) as of the date set forth above.

Pursuant to the authority granted under Section 7(f) of the Northwest Airlines, Inc. 2003 Long Term Cash Incentive Plan (the “Plan”), the Compensation Committee of the Board of Directors of Northwest Airlines Corp. hereby amends the Plan as follows:

1.                             Amendment of the Plan.  The definition of “Cause” under the Plan is hereby deleted in its entirety and replaced with the following:

““Cause” means “Cause” as defined in a management compensation agreement between a Participant and the Company or a Subsidiary or, if not defined therein or if there is no such agreement, “Cause” shall mean the occurrence of any one or more of the following: (a) an act or acts of personal dishonesty by the Participant intended to result in substantial personal enrichment of the Participant at the expense of the Company or a Subsidiary, (b) an act or acts of personal dishonesty by the Participant intended to cause substantial injury to the Company or a Subsidiary, (c) material breach (other than as a result of a “Disability” (as defined in an Award, or if not defined therein, “Disability” within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended from time to time, as determined by the Committee)) by the Participant of the Participant’s obligations under the terms and conditions of the Participant’s employment, which action was (i) undertaken without a reasonable belief that the action was in the best interests of the Company or a Subsidiary and (ii) not remedied within fifteen (15) days after receipt of written notice from the Company or a Subsidiary specifying the alleged breach, or (d) the conviction of the Participant of a felony.”

2.                             Amendment of the Plan.  The clause (iii) of the definition of “Good Reason” under the Plan is hereby deleted in its entirety and replaced with the following:

“(iii)        the relocation of the Participant’s principal place of employment by more than 50 miles (excluding travel requirements relating to the Participant’s duties), without the Participant’s consent;”

3.                             Amendment of the Plan.  The following is added to the definition of “Good Reason” at the end thereof:

“provided, however, that the foregoing events in clause (i), (ii) or (iii) shall constitute Good Reason only if the Company fails to cure such event within thirty (30) days after receipt from the Participant of written notice of the event which constitutes Good Reason; and provided, further, that “Good Reason” shall cease to exist for an event on the 60th day following the later of its occurrence or the Participant’s knowledge thereof, unless the Participant has given the Company written notice thereof prior to such date.”

4.                             Amendment of the Plan.  Section 3 of the Plan is amended by adding thereto the following:

“Notwithstanding the foregoing, the Administrator may, in its discretion, equitably increase (but not decrease) the payment under clause (A) above (taking into consideration, without limitation, the actual incentive level anticipated to be achieved, based on the established performance measures for the applicable Performance Period).”

5.             Amendment of the Plan.  Section 5 of the Plan is amended by adding thereto the following:

“Notwithstanding the foregoing, in the event of a Change in Control, the Administrator shall not be permitted to reduce any cash payment otherwise payable under then outstanding Awards or terminate any then outstanding Awards at any time prior to a Payment Date.  In the event of a Change in Control, the Administrator shall, in good faith, make any adjustment reasonably determined by it to be equitable to the performance levels set forth in an Award with regard to the Performance Period in effect at the time of the Change in Control to reflect any change to the business of the Company (or any successor to the Company) resulting from such Change in Control.”

6.                             Amendment of the Plan. The following Section 9 is hereby added to the Plan:

“Section 9.             Successors.

The Plan shall constitute a binding obligation to any successor to the Company, whether by purchase, merger, consolidation or otherwise, in the same manner and to the same extent that the Company would be obligated under the Plan if no such succession had taken place.  In any agreement providing for the sale of all or substantially all of the Company’s assets, the Company shall cause the acquiring party to assume and agree to perform the Company’s obligations under the Plan.”

7.                             Definitions. Except as otherwise defined in this Amendment, capitalized terms used but not defined herein shall have the meanings given them in the Plan.

8.                             General.  References to the “Plan” contained in the Plan shall mean the Plan as amended by this Amendment.  Except as herein provided, the Plan shall remain unchanged and in full force and effect.

Adopted by the Compensation Committee of the Board of Directors of Northwest Airlines Corporation on April 14, 2008.